Advest
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ADVEST, INC.
A SUBSIDIARY OF THE ADVEST GROUP, INC.
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FINANCIAL INSTITUTIONS GROUP                     One World Financial Center
                                                 200 Liberty Street - 30th Floor
                                                 New York, New York 10281-1013
                                                 Tel.: (212) 786-0600
                                                 Fax: (212) 786-4097


                            CONSENT OF ADVEST, INC.

     Advest, Inc. ("Advest"), an investment banking firm experienced in the valuation of financial institutions, hereby consents to the inclusion of its fairness opinion and a summary thereof in the Proxy Statement/Prospectus of Central Jersey Financial Corporation ("Central Jersey") related to the Annual Meeting of Shareholders called to consider and vote upon the Agreement and Plan of Merger between Central Jersey and Summit Bancorp (among other matters).

     By giving such consent, Advest does not thereby admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

                                             Advest, Inc.

                                             By: /s/ Michael T. Mayes
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                                                     Michael T. Mayes
                                                     Managing Director
                                                      and Group Head


New York, New York
September 27, 1996



         MEMBER: NEW YORK, AMERICAN & OTHER PRINCIPAL STOCK EXCHANGES.
               MEMBER: SECURITIES INVESTOR PROTECTION CORPORATION.